UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐ Soliciting Material Pursuant to § 240.14a-12

BLACKROCK SCIENCE AND TECHNOLOGY TERM TRUST

(Name of Registrant as Specified In Its Charter)

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Your Vote Matters BlackRock Science and Technology Term Trust (NYSE: BSTZ) BlackRock is fighting for you. Vote now and make your voice heard: Vote today! Vote today: ? How to vote: Defend your fund, Phone FOR the BlackRock nominees Online AGAINST Saba’s proposal to terminate save your income. WHITE proxy card investment mgmt. agreement HOW TO VOTE: Use the WHITE proxy card, and vote FOR your experienced nominees and AGAINST Saba’s proposal. AGAINST ABSTAIN 1. To Elect the Class II Board Member Nominees. 1.1 R. Glenn Hubbard 1.2 W. Carl Kester 1.3 John M. Perlowski FOR ABSTAIN 2. If properly presented at the meeting, a proposal submitted by a hedge fund managed by Saba Capital Management, L.P. to terminate the investment management agreement between the Trust and BlackRock Advisors, LLC. ! IMPORTANT: Do not return any gold proxy card from Saba BlackRock is delivering real value: Your Fund delivered for you in BSTZ delivered higher yield on 20231 NAV compared to peers1 Yield on NAV1 Total shareholder returns (2023)1 11.3% 18.7% BSTZ 8.2% Peers Actions taken by your Board and BlackRock’s open market share management team have narrowed repurchase program enhances the value BSTZ’s discount to NAV of your investment Total discount narrowing2 Share repurchases drive meaningful gains 31.6% in NAV1 $42m $8.5m Discount 19.9% 13.6% to NAV2 5/24/2024 Shares repurchased NAV accretion for our shareholders 12/31/2022 1 Bloomberg as of 5/24/2024; Notes: Inception as of 6/25/2019 (earliest available premium/(discount) to NAV data); Peer set includes BST, STK, NBXG, and AIO; Total shareholder return on price annualized for periods longer than 1 year (assumes dividends are reinvested) 2 12/31/2022 – 5/24/2024; Morningstar/BlackRock data as of 5/24/2024

The truth about Saba Setting the record straight Saba has made numerous unsubstantiated claims about BlackRock, your Fund, and your Board—but they do not add up. Myth Reality Saba claims that Saba has chosen to use its vast resources to buy large stakes its actions are in in closed-end funds (CEF), engage in costly proxy fights, and the best interest of force actions that provide Saba with a quick profit for CEF shareholders themselves at your expense. Myth Reality Saba claims BlackRock CEFs have delivered consistent long-term value BlackRock CEFs over time, generating $3.6 billion in gains in 2023 alone while aren’t delivering paying shareholders $3.1 billion per year via dividends3. We results for investors have also repurchased $1.3 billion in shares, generating over $200 million in gains4. Myth Reality Saba claims to be a BlackRock has a 35+ year track record of delivering long-term better CEF manager value for CEF shareholders. than BlackRock At the funds Saba has taken over (BRW, SABA), shareholders are now exposed to riskier strategies, leaving them with a fund that no longer serves their original goals, as well as higher management fees. Saba’s CEF track is marked by failure and underperformance5: BRW Total Shareholder Return5 BRW Morningstar US CEF Bank Loans BlackRock Bank Loans Funds Median 13.4% Since takeover (6/4/2021 – 18.0% 5/24/2024) 30.6% 3 Annualized estimate based on June 2024 dividends for BlackRock closed-end funds 4 BlackRock. Since inception of the funds’ repurchase programs to 4/30/2024. Date of inception of BCAT, ECAT, BIGZ, BMEZ and BSTZ repurchase programs is 11/19/2021. Date of inception of BFZ, BNY, MHN, MPA and MYN repurchase programs is 11/15/2018 5 Bloomberg as of 5/24/2024; Total shareholder return on price (assumes dividends are reinvested)

Vote today. Make your voice heard, and save your fund and your investment. This is no time for taking chances. We need all shareholders to vote on the enclosed WHITE proxy card today to preserve YOUR Fund: 1. To Elect the Class II Board Member Nominees. AGAINST ABSTAIN 1.1 R. Glenn Hubbard 1.2 W. Carl Kester 1.3 John M. Perlowski 2. If properly presented at the meeting, a proposal submitted by a hedge fund managed FOR ABSTAIN by Saba Capital Management, L.P. to terminate the investment management agreement between the Trust and BlackRock Advisors, LLC. How do I vote? Vote online Vote by phone Vote by mail Using the website provided By calling the toll-free By completing and on YOUR enclosed WHITE number on YOUR enclosed returning YOUR enclosed proxy card and following WHITE proxy card and WHITE card in the the simple instructions following the simple postage paid envelope instructions provided ! Do NOT send back any proxy card you may receive from Saba If you have already sent back the proxy card received from Saba, you can still change your vote by promptly voting on the WHITE proxy card, which will replace the proxy card you previously completed. If you have any questions about the proposals to be voted, please feel free to contact Georgeson LLC (“Georgeson”), toll free at 1-866-529-3057.

BlackRock Science and Technology Term Trust (the “Trust”) has adopted a managed distribution plan (the “Plan”) to support a monthly distribution based on an annual rate of 6% (for purposes of the May 31, 2024 distribution) of the Fund’s 12-month rolling average daily net asset value calculated 5 business days prior to declaration date of each distribution. Effective May 20, 2024, the Trust will pay monthly distributions based on annual rate of 12% (beginning with the June 2024 distribution) of the Fund’s 12-month rolling average daily net asset value calculated 5 business days prior to declaration date of each distribution. The distribution rate is subject to change at the discretion of the Board. Under its Plan, the Trust will distribute all available net income to its shareholders, consistent with its investment objectives and as required by the Internal Revenue Code of 1986, as amended (the “Code”). If sufficient income (inclusive of net investment income and short-term capital gains) is not available on a monthly basis, the Trust will distribute long-term capital gains and/or return capital to its shareholders in order to maintain a level distribution. The Trust’s estimated sources of the distribution paid on May 31, 2024 and for its current fiscal year are as follows: Estimated Allocations as of May 31, 20241 Distribution Net Income Net Realized Short-Term Gains Net Realized Long-Term Gains Return of Capital $0.105160 $0 (0%) $0 (0%) $0 (0%) $0.105160 (100%) Estimated Allocations for the Fiscal Year through May 31, 20241 Distribution Net Income Net Realized Short-Term Gains Net Realized Long-Term Gains Return of Capital $0.519130 $0 (0%) $0 (0%) $0 (0%) $0.519130 (100%) 1 The Trust estimates that it has distributed more than its income and net-realized capital gains in the current fiscal year; therefore, a portion of your distribution may be a return of capital. A return of capital may occur, for example, when some or all of the shareholder’s investment is paid back to the shareholder. A return of capital distribution does not necessarily reflect the Trust’s investment performance and should not be confused with “yield” or “income.” When distributions exceed total return performance, the difference will reduce the Trust’s net asset value per share. The amounts and sources of distributions reported are only estimates and are being provided to you pursuant to regulatory requirements and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Trust’s investment experience during the remainder of its fiscal year and may be subject to changes based on tax regulations. The Trust will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes. Trust Performance and Distribution Rate Information* Average annual total return (in Annualized current distribution Cumulative total return(in Cumulative fiscal year relation to NAV) for the 5-year rate expressed as a percentage relationto NAV) for the fiscal distributionsas a percentage period ending on 4/30/2024 of NAV as of 4/30/2024 year through 4/30/2024 of NAV as of 4/30/2024 9.52% 5.99% 0.67% 1.97% * The Trust launched within the past 5 years; the performance and distribution rate information presented for the Trust reflects data from inception to 4/30/2024. Shareholders should not draw any conclusions about the Trust’s investment performance from the amount of the Trust’s current distributions or from the terms of the Trust’s Plan. The distribution rate under the Plan is subject to change at the discretion of the Board. The Plan will be subject to ongoing review by the Board to determine whether the Plan should be continued, modified or terminated. The Board may amend the terms of the Plan or suspend or terminate the Plan at any time without prior notice to the Trust’s shareholders if it deems such actions to be in the best interest of the Trust or its shareholders. The amendment or termination of the Plan could have an adverse effect on the market price of the Trust’s shares. Important information about the Fund This material is not an advertisement and is intended for existing shareholder use only. This document and the information contained herein relates solely to BlackRock Science and Technology Term Trust (BSTZ). The information contained herein does not relate to, and is not relevant to, any other fund or product sponsored or distributed by BlackRock or any of its affiliates. This document is not an offer to sell any securities and is not a solicitation of an offer to buy any securities. Common shares for the closed-end fund identified above are only available for purchase and sale at current market price on a stock exchange. A closed-end fund’s dividend yield, market price and NAV will fluctuate with market conditions. The information for this Fund is provided for informational purposes only and does not constitute a solicitation of an offer to buy or sell Fund shares. Performance results reflect past performance and are no guarantee of future results. Current performance may be lower or higher than the performance data quoted. All returns assume reinvestment of all dividends. The market value and net asset value (NAV) of a fund’s shares will fluctuate with market conditions. Closed-end funds may trade at a premium to NAV but often trade at a discount. © 2024 BlackRock, Inc. or its affiliates. All Rights Reserved. BLACKROCK is a trademark of BlackRock, Inc., or its affiliates. All other trademarks are those of their respective owners. June 2024 | BlackRock Science and Technology Term Trust (BSTZ) Not FDIC Insured May Lose Value No Bank Guarantee BSTZ_2024_FL6